UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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ACTUATE CORPORATION

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 26, 2010
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS To Be Held May 26, 2010
PURPOSE OF MEETING
VOTING RIGHTS AND SOLICITATION OF PROXIES
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND RELATED INFORMATION
CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
OTHER MATTERS

ACTUATE CORPORATION
2207 Bridgepointe Parkway, Suite 500
San Mateo, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 26, 2010

To our Stockholders:

The Annual Meeting of Stockholders of Actuate Corporation (the “Corporation” or “Actuate”) will be held at Actuate’s corporate headquarters, located at 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404, on Wednesday, May 26, 2010, at 9:00 a.m. for the following purposes:

1. To elect five directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2. To ratify the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. To transact such other business that may be approved by the Board of Directors or may otherwise properly come before the Annual Meeting.

The foregoing items of business are more fully described in the attached Proxy Statement.

In accordance with the Securities and Exchange Commission rules, we are providing you access to our proxy materials over the Internet. Accordingly, on or about April 16, 2010, we will mail to all but our registered stockholders a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials will describe how to access and review our proxy materials, including our proxy statement and the Form 10-K. The Notice as well as the printed copy of proxy materials will also describe how you may submit your proxy on the Internet or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. We will mail our registered stockholders a printed copy of all proxy materials.

Only stockholders of record at the close of business on March 30, 2010 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at Actuate’s headquarters located at 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404, during ordinary business hours for the ten-day period prior to the Annual Meeting.

By Order of the Board of Directors,

Nicolas C. Nierenberg
Chairman of the Board
and Chief Architect

San Mateo, California
April 16, 2010

IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY ACTUATE CORPORATION ON BEHALF OF ITS BOARD OF DIRECTORS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS. YOU CAN ENSURE THAT YOUR SHARES ARE VOTED AT THE MEETING BY SUBMITTING YOUR INSTRUCTIONS BY TELEPHONE OR BY INTERNET, OR IF YOU RECEIVED A PRINTED COPY OF THESE PROXY MATERIALS BY MAIL, BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY FORM IN THE ENVELOPE PROVIDED. SUBMITTING YOUR INSTRUCTIONS OR PROXY BY ANY OF THESE METHODS WILL NOT AFFECT YOUR RIGHT TO ATTEND AND VOTE AT THE MEETING. WE ENCOURAGE STOCKHOLDERS TO SUBMIT PROXIES IN ADVANCE. A SHAREOWNER WHO GIVES A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY VOTING IN PERSON AT THE ANNUAL MEETING, BY DELIVERING A SUBSEQUENT PROXY OR BY NOTIFYING THE INSPECTOR OF ELECTION IN WRITING OF SUCH REVOCATION. IF YOUR ACTUATE CORPORATION SHARES ARE HELD FOR YOU IN A BROKERAGE, BANK OR OTHER INSTITUTIONAL ACCOUNT, YOU MUST OBTAIN A PROXY FROM THAT ENTITY AND BRING IT WITH YOU TO HAND IN WITH YOUR BALLOT, IN ORDER TO BE ABLE TO VOTE YOUR SHARES AT THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 26, 2010 — a copy of our proxy statement, proxy card and annual report is available at http://www.actuate.com/investor/proxy.

ACTUATE CORPORATION
2207 Bridgepointe Parkway, Suite 500
San Mateo, California 94404

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 26, 2010

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Actuate Corporation (“Actuate” or the “Corporation”) for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Actuate’s corporate headquarters located at 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404, on Wednesday, May 26, 2010, at 9:00 a.m., and at any adjournment or postponement of the Annual Meeting. These proxy materials were first sent to stockholders on or about April 16, 2010.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Actuate’s Common Stock is the only type of security entitled to vote at the Annual Meeting. On March 30, 2010, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 45,330,772 shares of Common Stock outstanding. Each stockholder of record on March 30, 2010 is entitled to one vote for each share of Common Stock held by such stockholder on March 30, 2010. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

Holders of a majority of the total outstanding shares of our Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of our Common Stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal 1.  Directors are elected by a plurality of the affirmative votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The five nominees for director receiving the highest number of affirmative votes will be elected. Withheld votes and broker non-votes will have no effect in the outcome of the election of directors.

Proposal 2.  Ratification of the appointment of KPMG LLP as Actuate’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on Proposal 2. An abstention on Proposal 2 has the effect of a vote against the proposal because it requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Broker non-votes will have no effect on the outcome of Proposal 2 because shares represented by such broker non-votes are not considered present and entitled to vote with respect to the matter.

Proxies

Whether or not you are able to attend the Annual Meeting, we urge you to promptly vote your shares at the Annual Meeting by telephone, by the Internet or, if this proxy statement was mailed to you, by returning the enclosed proxy card. The proxy solicited by Actuate’s Board of Directors will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the nominees of the Board of Directors as set forth in Proposal 1 and FOR Proposal 2 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of Actuate Corporation at Actuate’s principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation of Proxies

Actuate will bear the entire cost of solicitation, including the preparation, assembly, printing and dissemination of the Notice, this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Actuate may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees, or at Actuate’s request, The Altman Group (“AG”) a professional proxy solicitation firm. No additional compensation will be paid to directors, officers or employees for such services, but AG will be paid its customary fee, estimated to be $1,300 for search and distribution services.

PROPOSAL 1

ELECTION OF DIRECTORS

The directors who are being nominated for re-election to the Board of Directors (the “Nominees”) their ages as of April 1, 2010, their positions and offices held with Actuate and certain biographical information are set forth below. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. On January, 26, 2010, Actuate amended its Amended and Restated Bylaws (effective as of the 2010 Annual Stockholder Meeting) to reduce the number of directors on its Board of Directors from six (6) to five (5). The five (5) Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Actuate to serve until the next Annual Meeting or until their successors have been duly elected and qualified.1

Nominees	Positions and Offices Held with Actuate

Nicolas C. Nierenberg	Chairman of the Board and Chief Architect
Peter I. Cittadini	Director, President and Chief Executive Officer
Kenneth E. Marshall	Director
Arthur C. Patterson	Director
Steven D. Whiteman	Director

Nicolas C. Nierenberg, 53, has been Chairman of the Board of Directors since he co-founded Actuate in November 1993 and became its Chief Architect in August 2000. Mr. Nierenberg was also Chief Executive Officer of Actuate from November 1993 until August 2000 and President from November 1993 until October 1998. Prior to

1 Mr. George B. Beitzel will not stand for re-election to the Board of Directors. Mr. Beitzel has been a director of Actuate since February 2000 and in fiscal 2009 served on Actuate’s Audit, Compensation and Governance committees.

founding Actuate, from April 1993 to November 1993, Mr . Nierenberg worked as a consultant for Accel Partners, a venture capital firm, evaluating investment opportunities in the enterprise software market. Prior to that, Mr. Nierenberg co-founded Unify Corporation, which develops and markets relational database development tools. Mr. Nierenberg held a number of positions at Unify including, Chairman of the Board of Directors, Chief Executive Officer, President, Vice President, Engineering and Chief Technical Officer. Mr. Nierenberg is currently a director for privately held companies AwarePoint Corporation, Aptana, Inc. and Photoleap Inc., and is a member of the Board of Trustees for The Burnham Institute, a non-profit organization. As co-founder of the Company and an expert in the enterprise software industry, Mr. Nierenberg brings a unique perspective to the Company’s Board of Directors.

Peter I. Cittadini, 54, has been a director of Actuate since February 1999. Mr. Cittadini has been Chief Executive Officer of Actuate since August 2000 and has been its President since October 1998. Mr. Cittadini was also Actuate’s Chief Operating Officer from October 1998 until August 2000 and served as Actuate’s Executive Vice President from January 1995 to October 1998. From 1992 to 1995, Mr. Cittadini held a number of positions at Interleaf, Inc., an enterprise software publishing company, including Senior Vice President of Worldwide Operations responsible for worldwide sales, marketing, customer support and services. From 1985 to 1991, Mr. Cittadini held a number of positions at Oracle Corporation, including Vice President, Northeast Division. The Company believes it is important to have its President and Chief Executive Officer participate on the Board of Directors.

Kenneth E. Marshall, 57, has been a director of Actuate since January 2001. Mr. Marshall is Chairman of the Board of Directors of Extraprise, Inc., a provider of integrated customer relationship management solutions, which he founded in April 1997 and of which he was Chief Executive Officer until 2009. From November 1995 to November 1996, Mr. Marshall served as President and Chief Operating Officer of Giga Information Group, an information technology advisory company. From January 1990 to June 1995, Mr. Marshall served as President and Chief Executive Officer of Object Design, Inc., an object-oriented database company. From March 1985 to December 1989, Mr. Marshall worked for Oracle Corporation, where he served as an Oracle group Vice President and was the founder of Oracle’s consulting services business. Mr. Marshall currently serves as a director of privately held StreamBase Systems. Mr. Marshall is a seasoned professional in the software industry and has a particular expertise with respect to the professional services aspect of our business.

Arthur C. Patterson, 66, has been a director of Actuate since November 1993 and was appointed lead outside director in May 2004. Mr. Patterson is a partner of Accel Partners, a venture capital firm, which he founded in 1983. Mr. Patterson currently serves as a director of iPass Inc., MetroPCS Communications, Inc. and several privately held enterprise software and communications companies. Mr. Patterson brings the Company a wealth of knowledge and experience regarding technology companies from his broad experience as a founding partner of one of the country’s leading venture capital firms.

Steven D. Whiteman, 59, has been a director of Actuate since April 1998. Since January 2005, Mr. Whiteman has worked as an independent consultant. From May 2001 to December 2004, Mr. Whiteman was President and Chief Executive Officer of Intesource, Inc., a privately held procurement solutions company, where he currently serves on the board of directors. From June 2000 to May 2002, Mr. Whiteman worked as an independent consultant. From June 1997 to June 2000, Mr. Whiteman held a number of positions, including Chairman of the Board, Chief Executive Officer and President at Viasoft, Inc., a software application and services company. In addition to serving as a director of Intesource, Mr. Whiteman currently serves as a director of privately held companies Flypaper and Unify Corporation. The Board of Directors has determined that Mr. Whiteman is a financial expert as defined in the rules of the Securities and Exchange Commission and for this reason in addition to his other technology and software experience is a valuable member of the Board of Directors.

Board of Directors Leadership Structure, Risk Management, Meetings and Committees

Leadership Structure

The leadership structure of the Board of Directors and Committees is as follows. The Company separates the roles of Chairman of the Board and Chief Executive Officer. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and presides over meetings of the full Board of Directors. Each member of the Board of Directors who would be considered to be an independent director under the applicable listing standards of Nasdaq either serves as Lead Director or as Chairman of at least one of the committees of the Board of Directors. The Lead Director has the responsibility of providing input to the Chairman of the Board and CEO on the agenda items for the meeting of the Board and providing feedback to the Chairman of the Board and CEO following executive sessions. The Company believes this structure is the most appropriate for the Company at the time of the filing because it splits the role of Chairman & CEO and places leadership for the committees of the Board of Directors with individuals who are considered to be independent directors under the applicable listing standards of Nasdaq. If the structure of the Board of Directors changes the Company will consider changing its policies regarding leadership structure.

Risk Management

The Board’s role in the Company’s risk oversight process includes receiving reports from members of senior management on areas of material risk to the Company as issues arise, including operational, financial, legal and regulatory and strategic and reputational risks. The full Board of Directors (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a Committee receives such a report, the Chairman of the relevant Committee will report on the discussion to the full Board of Directors as necessary or delegates the reporting task to the appropriate risk owner. This enables the Board of Directors and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses with management the adequacy and effectiveness of the Company’s policies and procedures to assess, monitor and manage business risk and legal and ethical compliance programs and meets with the Company’s independent auditors, without management present, at each regularly scheduled meeting of the Audit Committee.

The Company’s compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and short-term incentives by using a combination of compensation components, including base salary, annual cash incentive awards, and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of those components, the compensation programs are generally structured so that any short-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation package and that other components will serve to balance the package. For this reason, the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company. For a discussion of the primary components of the compensation packages for the Company’s executive officers, please see the section below entitled “Executive Compensation and Related Information — Compensation Discussion and Analysis.”

Meetings and Committees

The Board of Directors held 8 meetings during the fiscal year ended December 31, 2009. During 2009, no director attended fewer than seventy-five percent of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by committees of the Board on which he served, during the periods that he served.

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee.

Audit Committee — The principal functions of the Audit Committee are to monitor the integrity of Actuate’s financial statements; oversee the accounting and financial reporting process and the systems of internal accounting and financial controls; review the qualifications (including independence) and performance of the Independent Registered Public Accounting Firm; and oversee compliance with Actuate’s ethics policies and applicable legal and regulatory requirements. The Audit Committee met 4 times during 2009. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors which can be viewed at www.actuate.com. Messrs. Beitzel, Marshall and Whiteman served on the Audit Committee during fiscal 2009 and the Board of Directors has determined that each of them is an independent director under the applicable listing standards of Nasdaq. The Board of Directors has determined that Mr. Whiteman is an audit committee financial expert as defined in the rules of the Securities and Exchange Commission.

Compensation Committee — The Compensation Committee reviews and sets the compensation for Actuate’s Chief Executive Officer and its other executive officers, evaluates the performance of the executive officers, and oversees the administration of Actuate’s equity compensation plans. The Compensation Committee reviews and recommends to the Board of Directors the compensation of the non-employee directors. The Compensation Committee met 6 times during 2009. The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors that can be viewed at www.actuate.com. Messrs. Beitzel, Marshall and Whiteman served on the Compensation Committee during fiscal 2009 and the Board of Directors has determined that each of them is an independent director under the applicable listing standards of Nasdaq.

The Compensation Committee is authorized to use independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Corporation’s executive officers and other key employees and non-employee directors. In 2009, the Compensation Committee engaged the compensation consulting firm Compensia to identify Actuate’s peer group for compensatory purposes, to help it determine appropriate levels of compensation for its executive officers and to otherwise provide advice about executive compensation best practices.

In determining or recommending the amount or form of executive officer compensation each year, the Compensation Committee generally considers the recommendations of compensation consultants engaged by Actuate and/or the Compensation Committee, compensation surveys, such as Radford Group surveys and the High-Tech Executive TDC Survey and recommendations from Actuate’s Chief Executive Officer with respect to the compensation of other executive officers based on his annual review of their performance.

Corporate Governance/Nominating Committee — The Corporate Governance/Nominating Committee is responsible for overseeing Actuate’s corporate governance policies and processes, evaluating and recommending qualified candidates to election to the Board of Directors and evaluating and recommending Board committee composition. The Corporate Governance/Nominating Committee met 1 time during 2009. The Corporate Governance/Nominating Committee acts pursuant to a written charter adopted by the Board of Directors that can be viewed on our website at www.actuate.com. Messrs. Beitzel, Marshall and Whiteman served on the Corporate Governance/Nominating Committee in 2009 and the Board of Directors has determined that each of them is an independent director under the applicable listing standards of Nasdaq.

The Corporate Governance/Nominating Committee has established minimum qualifications that a director nominee should possess. These qualifications include integrity and sound ethical character, absence of any legal or regulatory impediments service, absence of conflicts of interests that would interfere with the exercise of independent judgment, the ability to represent fairly all stockholders of Actuate, relevant expertise and experience, general appreciation of the issues confronting a public company of Actuate’s size and operational scope and adequate time to devote to service on the Board and its committees. In addition, the Corporate Governance/Nominating Committee has adopted a process for identifying and evaluating new candidates for nomination as a director. The Corporate Governance/Nominating Committee or the Board will initiate the process by identifying the need to add a new Board member with specific criteria or to fill a vacancy. In doing so, the Committee considers and recommends to the Board the appropriate size and the needs of the Board. The Committee determines what types of the backgrounds, skills, and attributes of Board members are needed to help strengthen and balance the Board. If there is a need for a new member of the Board, the Chairman of the Committee will initiate a search, working with staff support and seeking input from other members of the Board and members of senior management. If the Chairman of the Committee believes it is necessary, the Committee will engage a search firm. The Chairman of the Committee will then present an initial list of candidates that satisfy the desired criteria and the minimum qualifications to the Corporate Governance/Nominating Committee. Thereafter, the members of the Corporate Governance/Nominating Committee will lead further due diligence of the candidates, including interviews of the prospective candidates by the Chairman of the Board, the CEO and at least one member of the Corporate Governance/Nominating Committee. Ultimately the Corporate Governance/Nominating Committee will select a candidate and recommend him or her to the full Board for approval. The Corporate Governance/Nominating Committee does not have a formal policy for identifying and evaluating director nominees on the basis of diversity.

However, the Company has endeavored to have members that have varied yet complementary skills and experiences that are relevant to the Company’s business, strategy and goals.

The Corporate Governance/Nominating Committee would give the same consideration to director candidates recommended by the Corporation’s stockholders as those candidates recommended by others. To recommend a candidate for the Corporate Governance/Nominating Committee’s consideration, a stockholder should follow the procedures set out in the Company’s Amended and Restated Bylaws dated January 30, 2009 and submit the required information and materials described in such bylaws, including the candidate’s name and qualifications to the Corporation’s corporate secretary in writing at the following address: 2207 Bridgepointe Parkway, Suite 500, San Mateo, CA 94404. To date, Actuate has not received director candidates recommended by its stockholders and the Board of Directors believes that it could appropriately address any such recommendations received without a formal policy.

Stockholders may communicate with the Board of Directors by sending a letter to the Corporation’s corporate secretary at the following address: 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404. Stockholders who would like their submission directed to a particular member of the Board of Directors by the corporate secretary may so specify.

The Board of Directors has determined that, except as noted below, all members of the Board of Directors are “independent directors” within the meaning of the applicable listing standards of Nasdaq. Messrs. Cittadini and Nierenberg are not considered independent because they are executive officers of Actuate.

Although Actuate does not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of stockholders, directors are encouraged to attend annual meetings. No directors attended the 2009 annual meeting of stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED HEREIN.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP, Independent Registered Public Accounting Firm (“KPMG”) as Actuate’s Independent Registered Public Accounting Firm for 2010. Representatives from KPMG are expected to be at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate stockholder questions.

The affirmative vote of the holders of a majority of shares present or represented by proxy and entitled to vote on this proposal will be required to ratify the appointment of KPMG. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors has concluded that such a change would be in Actuate’s and its stockholders’ best interests.

Principal Accounting Fees and Services

During fiscal years 2009, 2008 and 2007, we retained KPMG to provide services in the following categories and amounts:

Fee Category	2009	2008	2007

Audit Fees	$967,668	$1,432,571	$1,412,951
Audit-Related Fees	39,141	$50,700	—
Total	$1,006,809	$1,483,271	$1,412,951

Audit fees include the audit of Actuate’s annual financial statements included in our Annual Report on Form 10-K, review of financial statements included in each of our quarterly reports on Form 10-Q, and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the annual audit or quarterly review of our financial statements.

Because in 2009, 2008 and 2007 we did not retain KPMG to provide any services outside of those covered above, KPMG has not billed us for tax fees or any other fees in 2009, 2008 and 2007.

Our Audit Committee charter provides that the Audit Committee shall pre-approve all audit and permitted non-audit services to be provided to us by our independent auditors, subject to the de minimis exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act. The Audit Committee may delegate the pre-approval authority to a member of the Audit Committee, subject to the designated committee member presenting his decisions at the next scheduled meeting of the Audit Committee.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

2009 COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table sets forth certain information regarding the compensation of each non-employee director for the 2009 fiscal year. The Corporation does not sponsor any non-equity incentive plan, pension plan, or non-qualified deferred compensation plan for its non-employee directors. No stock or stock-based awards other than stock options were granted to the non-employee directors in 2009, and no stock awards other than option grants were held by non-employee directors in 2009.

	Fees Earned
	or Paid in Cash	Option Awards
Name	(1)	(2)(3)	Total

George B. Beitzel	$60,000	$60,700	$120,700
Kenneth E. Marshall	$60,000	$60,700	$120,700
Arthur C. Patterson	$60,000	$60,700	$120,700
Steven D. Whiteman	$60,000	$60,700	$120,700

(1)	Consists of the annual cash retainer fees paid to non-employee directors for service as members of the Corporation’s Board of Directors. For further information concerning such fees, see the section below entitled “Directors’ Annual Cash Retainer Fees.”

(2)	The amounts in the Option Awards column reflect the grant-date fair value of the stock option awarded to the non-employee director during the 2009 year, calculated in accordance with FASB ASC Topic 718, and does not take into account any estimated forfeitures. Assumptions used in the calculation of the grant-date fair value are set forth in Note 1 of the Notes to Consolidated Financial Statements in our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2010. For further information concerning such equity awards, see the section below entitled “Equity Compensation.”

(3)	As of December 31, 2009, the following non-employee directors held options to purchase the following number of shares of the Corporation’s Common Stock: George B. Beitzel 280,000 shares; Kenneth E. Marshall 382,500 shares; Arthur C. Patterson 310,000 shares and Steven D. Whiteman 310,000 shares. The options were granted under either the Corporation’s 1998 Plan or the Corporation’s 1998 Non-Employee Directors Plan (the “Directors’ Plan”). For further information concerning the grant of options to non-employee directors under such plans, see the section below entitled“Equity Compensation.”

Directors’ Annual Cash Retainer Fees

In 2009, Messrs. Beitzel, Marshall, Patterson and Whiteman each received an annual cash retainer of $60,000 for their service as non-employee directors. These directors were also reimbursed for reasonable expenses incurred in connection with their attendance at a board or committee meeting.

Equity Compensation

At the 2009 annual stockholders’ meeting, each non-employee director received an option to purchase 25,000 shares of the Corporation’s Common Stock. These stock option awards were made under the Corporation’s 1998 Equity Incentive Plan (the “1998 Plan”). Such stock option awards will become fully vested and exercisable upon the non-employee director’s completion of one year of Board service measured from the date of grant. Each option has an exercise price per share of $4.60, the fair market value of the Corporation’s Common Stock on the option grant date, and a term of ten years, subject to earlier termination following the optionee’s cessation of Board service. However, vesting automatically accelerates in full upon (i) an approved acquisition of the Corporation by merger or consolidation, (ii) a sale of all or substantially all of the Corporation’s assets, (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities, or (iv) the death or disability of the optionee while serving as a Board member.

Beginning in January 2010, an individual who first joins the Board of Directors as a non-employee director will be awarded an option to purchase 25,000 shares of the Corporation’s Common Stock and a restricted stock unit award covering 12,500 shares of the Corporation’s Common Stock. Starting with the 2010 Annual Meeting, each continuing non-employee director will be awarded an option to purchase 16,000 shares of the Corporation’s Common Stock and a restricted stock unit award covering 8,000 shares of the Corporation’s Common Stock at each annual stockholders meeting. Each option will vest upon the non-employee directors’ continued Board service through the first anniversary of the award date. Each restricted stock unit award will vest upon the non-employee directors’ continued Board service through the 13-month anniversary of the award date. All grants will be made under the 1998 Plan. Each restricted stock unit award and each option award will vest in full on an accelerated basis upon (i) an approved acquisition of the Corporation by merger or consolidation, (ii) a sale of all or substantially all of the Corporation’s assets, (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities, or (iv) the death or disability of the optionee while serving as a member of the Board of Directors. Each restricted stock unit award will entitle the recipient to one share of the Corporation’s Common Stock on the date when the applicable vesting requirements for that unit are satisfied. A non-employee director may, in accordance with applicable tax laws and regulations, elect to defer the issuance of the shares of Common Stock that vest pursuant to his restricted stock unit award until his cessation of Board service.

Additional Director Options

Nicolas C. Nierenberg, Chairman of the Board and Chief Architect, is an executive officer who does not receive additional compensation for services he provides as Chairman of the Board. As of February 28, 2010, Mr. Nierenberg held options to purchase 100,000 shares of the Corporation’s Common Stock under the 1998 Plan, some of which would continue to vest if Mr. Nierenberg provided services to the Company solely in his capacity as a director.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 with respect to shares of our Common Stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares of our Common Stock subject to outstanding options granted under equity compensation plans or option agreements assumed by us in connection with our acquisitions of the companies that originally granted those options. However, footnote (1) to the table sets forth the total number of shares of our Common Stock issuable upon the exercise of those assumed options as of December 31, 2009, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

	Number of
	Securities to be	Weighted Average	Number of Available
	Issued Upon	Exercise Price of	Securities Remaining for
Plan Category	Exercise of Options	Outstanding Options	Future Issuance

Equity Compensation plans approved by stockholders(2)	15,499,261 (3)	$3.96	16,903,751 (4)
Equity Compensation plans not approved by stockholders(5)	322,430	$2.46	701,600
Total	15,821,691	$3.93	17,605,351

(1)	As of December 31, 2009 a total of 7,047 shares of Common Stock were issuable upon exercise of outstanding options assumed in connection with acquisitions. The weighted average exercise price of the outstanding options is $2.01 per share. No additional options may be granted under any of those assumed plans.

(2)	Consists of three plans: the 1998 Plan, the Directors’ Plan and the Amended and Restated 1998 Employee Stock Purchase Plan (the “Purchase Plan”). The Directors’ Plan terminated May 27, 2008, and no awards have been or will be made under such plan following such date, however 510,000 options outstanding under such plan on December 31, 2009 are included in the number of securities to be issued upon the exercise of options column and in the weighted average exercise price of outstanding options column.

(3)	Excludes purchase rights accruing under the Purchase Plan. Under the Purchase Plan, each eligible employee may purchase shares of Actuate’s Common Stock, subject to a maximum number of shares per offering period (currently 1000 shares) at each semi-annual purchase date within that offering period (the last business day of January and July each year) at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the closing selling price per share of Common Stock on the date immediately preceding the start date of the offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share of Common Stock on the semi-annual purchase date.

(4)	This number includes shares available for future issuance under the 1998 Plan and the Purchase Plan. As of December 31, 2009 an aggregate of 14,978,902 shares of Common Stock under the 1998 Plan and 1,924,849 shares of Common Stock under the Purchase Plan were available for issuance. The number of shares of Common Stock available for issuance under the Purchase Plan automatically increases on January 1st of each calendar year by an amount equal to the lesser of (i) 2% of Actuate’s outstanding shares of Common Stock as of December 31st of the immediately preceding calendar year or (ii) 600,000 shares. Until January 2, 2010, the number of shares of Common Stock available for issuance under the 1998 Plan automatically increased on January 1st of each calendar year by an amount equal to the lesser of (i) 5% of Actuate’s outstanding shares of Common Stock as of December 31st of the immediately preceding calendar year and (ii) 2,800,000 shares (the “1998 Plan Evergreen Feature”). The 1998 Plan Evergreen Feature was terminated effective January 2, 2010. Shares may be issued under the 1998 Plan in the form of stock options, stock appreciation rights, restricted stock, restricted stock units or performance shares, although all awards through December 31, 2009 under such plan have been in the form of option grants.

(5)	Consists of our 2001 Supplemental Stock Plan. See Note 9 of the Notes to Consolidated Financial Statements in our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2010 for a description of such plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2010, certain information with respect to shares beneficially owned by (i) each person who is known by Actuate to be the beneficial owner of more than five percent of Actuate’s outstanding shares of Common Stock, (ii) each of Actuate’s directors, (iii) each of Actuate’s executive officers named in the Summary Compensation Table and (iv) all current directors and executive officers as a group. Except for shares of Actuate Common Stock held in brokerage accounts which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are pledged as security for any outstanding loan or indebtedness.

	Shares Beneficially Owned(1)
	Number of	Percentage of
Name and Address of Beneficial Owner	Shares	Total

Columbia Wanger Asset Management LP(2) 227 W Monroe Street Chicago, IL 60606	3,982,100	7.6
Renaissance Technologies LLC(3) 800 Third Ave. 33rd Floor New York, NY 10022	3,027,730	5.8
BlackRock Global Investors(4) 40 East 52nd Street New York, NY 10022	2,928,035	5.6
Peter I. Cittadini(5)	4,895,228	9.4
Nicolas C. Nierenberg(6)	328,102	*
Daniel A. Gaudreau(7)	1,068,906	2.0
N. Nobby Akiha(8)	618,087	1.2
Mark A. Coggins(9)	488,750	*
Bernard Skomra(10)	69,750	*
George B. Beitzel(11)	185,000	*
Kenneth E. Marshall(12)	357,500	*
Arthur A. Patterson(13)	1,955,870	3.7
Steven D. Whiteman(14)	295,212	*
All current directors and executive officers as a group (11 persons)(15)	10,393,614	19.9

*	Less than 1%

(1)	This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Applicable percentages are based on 45,228,582 shares outstanding on February 28, 2010, adjusted as required by rules promulgated by the Commission. Unless otherwise indicated, the business address of each beneficial owner listed is 2207 Bridgepointe Parkway, Suite 500, San Mateo, CA 94404.

(2)	Based on Schedule 13G/A filed with the Securities and Exchange Commission for the year ended December 31, 2009.

(3)	Based on Schedule 13G/A filed with the Securities and Exchange Commission for the year ended December 31, 2009.

(4)	Based on Schedule 13G/A filed with the Securities and Exchange Commission for the year ended December 31, 2009.

(5)	Includes options exercisable for 3,598,761 shares of Common Stock within 60 days after February 28, 2010.

(6)	Includes options exercisable for 81,250 shares of Common Stock within 60 days after February 28, 2010.

(7)	Includes options exercisable for 1,057,787 shares of Common Stock within 60 days after February 28, 2010.

(8)	Includes options exercisable for 599,688 shares of Common Stock within 60 days after February 28, 2010.

(9)	Includes options exercisable for 488,750 shares of Common Stock within 60 days after February 28, 2010.

(10)	Includes options exercisable for 68,750 shares of Common Stock within 60 days after February 28, 2010.

(11)	Represents options exercisable for 175,000 shares of Common Stock within 60 days after February 28, 2010.

(12)	Represents options exercisable into 357,500 shares of Common Stock within 60 days after February 28, 2010.

(13)	Includes 40,000 shares held by Patterson Family Foundation, 345,960 shares held by Ellmore C. Patterson Partners, and 549,940 shares held by ACP Family Partnership. Mr. Patterson, a director of Actuate, is the general partner of Ellmore C. Patterson Partners, the general partner of ACP Family Partnership and the trustee of Patterson Family Foundation. Mr. Patterson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes options exercisable into 285,000 shares of Common Stock within 60 days of February 28, 2010.

(14)	Represents options exercisable into 285,000 shares of Common Stock within 60 days after February 28, 2010.

(15)	Includes options exercisable for 7,122,695 shares of Common Stock within 60 days after February 28, 2010.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction  It is our intent in this Compensation Discussion and Analysis to inform our stockholders of the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze each element of the compensation provided to our president and chief executive officer (“CEO”) our senior vice president operations/chief financial officer (“SVPOPS/CFO”), and the other executive officers named in the Summary Compensation Table which follows this discussion. We will also discuss how each element of compensation relates to the other elements of compensation. We are engaged in a very competitive industry and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee administers the compensation programs for our executive officers with this competitive environment in mind. However, we believe that the compensation paid to our executive officers should also be substantially dependent on our financial performance and the value created for our stockholders. In furtherance of that objective, the Compensation Committee uses our compensation programs to provide meaningful incentives for the attainment of our short-term and long-term strategic objectives and thereby reward those executive officers who make a substantial contribution to the attainment of those objectives.2

Compensation Policy for Executive Officers  We have designed the various elements comprising our executive officer compensation packages to achieve the following objectives:

•	tie a substantial portion of compensation to personal performance, the financial performance of Actuate and the executive’s contributions to Actuate’s performance;

•	attract, retain, motivate and engage highly skilled and experienced individuals who excel in their field; and

•	align the interests of Actuate’s executive officers and stockholders.

Each executive officer’s total direct compensation package is comprised of three elements: (i) base salary and perquisites; (ii) a non-equity incentive plan award; and (iii) long-term equity incentive awards. In determining the appropriate level for each element of compensation, the Compensation Committee has generally followed the practice of setting the level of total direct compensation for our executive officers at between the 50th and 75th percentiles based on relevant market data. The Compensation Committee reviews and evaluates the level of Actuate’s performance, each executive officer’s level of individual performance, tenure, past employment experience, potential to contribute to Actuate’s future growth and compensation history. Based on these factors, an executive officer’s actual compensation may be set closer to the 50th percentile or to the 75th percentile. Consistent with our philosophy of emphasizing pay for performance, a cash performance bonus constitutes a significant percentage of an executive’s overall compensation such that the cash component is designed to pay above target when Actuate exceeds its goals and below target when Actuate does not achieve its goals. Each year, the Compensation Committee reviews tally sheets. The purpose of the tally sheets is to provide the Compensation Committee with a comprehensive snapshot of the elements of actual and potential future compensation that could result from compensation proposed for our executive officers for the applicable year. The 2009 tally sheets were prepared by Compensia and showed the dollar amount of each component of an executive officer’s compensation, including current and proposed cash salaries, bonus earned for the prior year and targeted for the 2009 year, current projected values for the proposed equity-based awards based on their net present value, historical compensation and amounts realized and realizable from prior equity awards as well as an estimate of post-termination employment agreement obligations. The review of the tally sheets prepared with respect to 2009 fiscal year compensation did not result in any adjustments to the executive officer compensation levels from what the committee determined based on survey data. From time to time the Compensation Committee also attempts to validate its prior decisions by reviewing Actuate’s performance relative to Actuate’s peers.

Comparative Framework  The Compensation Committee retained Compensia, an independent compensation consultant, to identify Actuate’s peer group, to help it determine compensation levels between the 50th percentile and the 75th percentile at the peer group companies and to otherwise provide advice about executive compensation best practices. In 2009, management also employed an independent compensation consultant from The Radford Group (an Aon consulting company) to provide them with advice regarding management’s compensation.

Compensia and the Compensation Committee together determine Actuate’s peer group and an appropriate mix of forms of compensation intended to place Actuate’s CEO and SVP OPS/CFO between the 50th percentile and the 75th percentile of that peer group. The Compensation Committee and Compensia gathered data for its comparisons for 2009 compensation from public filings of software and business intelligence companies of similar size and business as the Company and from the Radford July 2008 High-Tech Executive Survey (Revenue $50,000,000-$200,000,000). The companies selected had median revenues of approximately $150,000,000.

In January 2009, the peer group selected by Compensia and the Compensation Committee was updated from the peer group that was used to determine 2008 compensation (the “Updated Peer Group”). NetSuite and RightNow

2 Any discussion related to years before 2009 do not include Mr. Skomra as he was not named as an executive officer until 2009.

Technologies were added to the peer group because they met the industry and revenue size criteria. The 21 companies which comprised the peer group for purposes of determining 2009 compensation were:

Peers

Advent Software	MicroStrategy	Rentrak Corporation
Blackbaud	Napster	S1
Bottomline Technologies	NetSuite	Secure Computing
Chordiant Software	RightNow Technologies	Sonic Solutions
Concurrent Computer Corporation	Opentv	SPSS
Echelon Corporation	Pegasystems	Vignette
Interwoven	Phase Forward	Websense

For other executive officers, Actuate’s Human Resources department surveyed compensation practices of United States high tech companies in the $50,000,000 to $199,000,000 revenue range using Radford’s Executive Survey results. For 2009, Actuate’s Human Resources department reviewed each executive officer’s base salary and annual non-equity incentive award to determine where their cash compensation fell in a range from the 50th percentile to just over the 75th percentile of the levels in effect for comparable positions at Actuate’s peer group. Based on this information, Actuate’s CEO recommended an appropriate base salary for each executive officer other than the CEO and SVPOPS/CFO depending on the executive officer’s performance, tenure, and past employment experience. The Compensation Committee in consultation with Compensia then reviewed the CEO’s recommendations and either revised or approved them based on what the Compensation Committee believed was the appropriate level of total direct compensation and the appropriate mix of base salary and perquisites, a non-equity incentive plan award and a long-term equity-based incentive award.

The net result for the 2009 fiscal year was to bring the total target direct cash compensation of the executive officers to approximately the following percentiles of total direct cash compensation of the relevant survey data (the “>” sign means the amount was slightly above the indicated level):

Executive Officer	Percentile

Peter I. Cittadini	>60th
Daniel A. Gaudreau	>60th
Bernard M. Skomra	25th
Mark A. Coggins	50th
N. Nobby Akiha	50th

Elements of Compensation  Each of the three major elements comprising an executive officer’s compensation package (base salary and perquisites, non-equity incentive plan award and long-term equity incentive plan award) is designed to achieve one or more of our overall objectives in fashioning a competitive level of compensation, tying compensation to the attainment of one or more of our strategic business objectives, establish a meaningful and substantial link between each executive officer’s compensation and our long-term financial success, and align management and shareholder interests. We also strive to achieve an appropriate mix between cash payments and equity incentive awards in order to meet our objectives. We do not rigidly apply any apportionment goal between those two components, and no such goal controls our compensation decisions; however, we emphasize variable compensation elements that provide value to the executive officer in an amount commensurate with both the company’s and the individual’s performance. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the company.

The manner in which the Compensation Committee has structured each element of compensation may be explained as follows.

Base Salary and Perquisites  Each executive officer receives an appropriate level of salary commensurate with the duties and responsibilities required to manage a company of the same size and stage of development as

Actuate. Each executive officer’s base salary for 2009 was analyzed on the basis of (i) the executive officer’s salary history; (ii) the Compensation Committee’s evaluation of the executive officer’s personal performance in the prior year based on the performance reviews that the CEO presented with respect to executive officers other than himself, (iii) the company’s actual performance as compared with pre-set goals for the prior year; and (iv) the Compensation Committee’s perception of an amount sufficient to retain the executive officer in a competitive marketplace for individuals in comparable positions. The weight given to these factors differed from individual to individual, as the Compensation Committee deemed appropriate. Based on this same analysis, and considering the deterioration of the economic environment related to the problems in the global financial services sector and the Company’s performance base salaries for executive officers for the 2009 fiscal year ranged from approximately the 25th percentile to approximately the 60th percentile of the market-based salary levels in effect for comparable positions at Actuate’s peer group of companies.

Each executive officer received the following perquisites in 2009: (a) $1,500 per month car allowance; (b) $10,000 per year toward medical expenses that are not reimbursed under the Company’s group health plan; (c) $10,000 per year for tax and estate planning; (d) company-paid health care coverage under the company’s group health plan; and (e) $1,500 of premium payments on a policy providing up to $5,000,000 of umbrella insurance coverage. We believe these perquisites are consistent with those provided to executive officers of Actuate’s peer group and with compensation best practices generally and are an important factor in retaining Actuate’s executive officers.

2009 Non-Equity Incentive Plan Award  Actuate seeks to fairly compensate its executive officers for target-level performance and to provide an opportunity to be rewarded for outstanding performance. To this end, a significant portion of the total compensation for our executive officers is tied to achievement of financial goals that the Compensation Committee and executive management believe to be fundamental drivers of Actuate’s overall performance and that align executive management with the interests of Actuate’s stockholders. As part of this pay for performance approach, Actuate’s 2009 non-equity incentive plan required executive officers to achieve pre-set, objective, quantitative goals in areas identified by the Compensation Committee (with respect to the CEO and SVP OPS/CFO) and the Compensation Committee in consultation with the CEO (with respect to other executive officers) as key drivers for Actuate’s success. Each incentive award was set at a target level tied to a specified percentage of the executive officer’s base salary. The actual amount of the incentive award was dependent upon the level at which the performance objectives for the fiscal year were actually attained. No cash performance incentive award was paid unless Actuate met a pre-established threshold amount of the applicable pre-set, objective goal, each of which is set forth below under the heading “Levels of Attainment/Targets and Goals.” Actuate established different metrics for its CEO and SVP OPS/CFO versus its other executive officers: In 2009, Mr. Cittadini and Mr. Gaudreau were encouraged to increase total revenue, control costs, increase productivity and drive earnings and open source driven revenue. Mr. Skomra was encouraged to drive maintenance renewal bookings and compliance license and back maintenance bookings. Mr. Coggins and Mr. Akiha were encouraged to drive non-GAAP operating income, bookings related to BIRT bookings and bookings for other products for which they had responsibility. By establishing these different metrics, Actuate believes that each executive officer’s compensation is more directly tied to areas under his control and based on measures aligned with the interests of Actuate’s stockholders. The Company’s CEO retained the ability to make discretionary bonus grants to executive officers other than the CEO and SVP OPS/CFO throughout 2009, although no such awards were actually made.

Percentages of Base Salary

For the 2009 fiscal year, annual target incentive awards were set at the following percentages of executive officer base salary:

	Percent of Base Salary (Annual
	Incentive Award)
Name	Threshold	Target	Max Above-Target

Peter I. Cittadini	37%	73%	220(1)
Daniel A. Gaudreau	36%	71%	214(1)
Bernard M. Skomra	50%	100%	n/a(2)
Mark A. Coggins and N. Nobby Akiha	n/a	n/a	(3)

For the 2009 fiscal year, quarterly target incentive awards for Mr. Coggins and Mr. Akiha were set as the following percentages of base salary:

	Percent of Base Salary (Quarterly Incentive Award)
Name	Threshold	Target	Above-Target

Mark A. Coggins(4)
Consolidated non-GAAP operating income	2.72%	3.2%	3.2%
Consolidated quarterly BIRT bookings (ratable portion)	0%	0.8%	2.0%
Consolidated quarterly booking targets for each of:
• BIRT
• BIRT Performance Scorecard
• BIRT Spreadsheet	1.0%	2.0%	(4)
N. Nobby Akiha(5)
Consolidated non-GAAP operating income	2.72%	3.2%	3.2%
Consolidated quarterly BIRT bookings (ratable portion)	0%	0.8%	0.8%
Consolidated quarterly booking targets for each of:
• BIRT
• Operational Performance Management (OPM)
• BIRT Performance Scorecard
• BIRT Spreadsheet	0.75%	1.5%	(5)

(1)	The Compensation Committee had discretion to review and modify the incentive targets for Mr. Cittadini and Mr. Gaudreau if the economic environment related to the problems in the global financial services section materially changed after June 1, 2009. The Compensation Committee had discretion to grant Mr. Cittadini and Mr. Gaudreau a special bonus if non-GAAP EPS was greater than or equal to $0.44, total revenue was equal to or greater than $128,338,000 or open source driven revenue was greater than $26,000,000. However, the Compensation Committee did not exercise such discretion.

(2)	Mr. Skomra’s incentive award was structured as an annual commission. The annual commission was equally weighted between annual maintenance renewal bookings and annual compliance license and back maintenance bookings. For each commissionable category, his annual commission would be equal to 50% of targeted commission at a threshold achievement level of 80% of target. His annual commission would equal 80% of targeted commission from achievement of 81% of target to 90% of target. His annual commission would equal 100% of targeted commission from achievement of 91% of target to 100% of target. He would receive an additional 5% of targeted commission for every 1% of achievement above target for each commissionable category.

(3)	Mr. Coggins and Mr. Akiha each could have earned a supplemental non-equity incentive payment equal to 0.2% of their base salary for each $60,000 by which the Company exceeded 100% of the annual, consolidated non-GAAP Operating Income target. For 2009, the non-GAAP Operating Income target was 29,861,000.

(4)	Thirty two percent (32%) of Mr. Coggins’ quarterly incentive was based on Actuate’s achievement of quarterly consolidated non-GAAP operating income targets. In order to receive this portion of his quarterly incentive, Actuate’s reported results were required to be at least 85% of the quarterly target. Any achievement at or above the 85% level would result in ratable payment of this portion of his quarterly incentive up to a maximum of 100%. Eight percent (8%) of Mr. Coggins’ incentive was based on achievement of consolidated quarterly booking targets for BIRT. This portion of Mr. Coggins’ incentive was paid ratably from zero up to a maximum of 100%. Twenty percent (20%) of Mr. Coggins’ quarterly incentive was based on achievement of consolidated quarterly booking targets for each of: (1) BIRT; (2) BIRT Performance Scorecard; and (3) BIRT Spreadsheet. Mr. Coggins would earn 50% of each of these portions of his quarterly incentive at a threshold achievement level of 80% of target. Mr. Coggins would earn 80% of each of these portions of his quarterly incentive from achievement of 81% of target to 90% of target. Mr. Coggins would earn 100% of each of these portions of his quarterly incentive from achievement of 91% of target up to 100% of target and would earn additional incentive on a ratable basis thereafter.

(5)	Thirty two percent (32%) of Mr. Akiha’s quarterly incentive was based on Actuate’s achievement of quarterly consolidated non-GAAP operating income targets. In order to receive this portion of his quarterly incentive, Actuate’s reported results were required to be at least 85% of the quarterly target. Any achievement at or above the 85% level would result in ratable payment of this portion of his quarterly incentive up to a maximum of 100%. Eight percent (8%) of Mr. Akiha’s incentive was based on achieving consolidated quarterly booking targets for BIRT. This portion of Mr. Akiha’s incentive was paid ratably from zero up to a maximum of 100%. Fifteen percent (15%) of Mr. Akiha’s quarterly incentive was based on achievement of consolidated quarterly booking targets for each of: (1) BIRT; (2) Operational Performance Management (OPM); (3) BIRT Performance Scorecard; and (4) BIRT Spreadsheet. Mr. Akiha would earn 50% of each of these portions of his quarterly incentive at a threshold achievement level of 80% of target. Mr. Akiha would earn 80% of each of these portions of his quarterly incentive from achievement of 81% of target to 90% of target. Mr. Akiha would earn 100% of each of these portions of his quarterly incentive from achievement of 91% of target up to 100% of target and would earn additional incentive on a ratable basis thereafter.

Levels of Attainment/Targets and Goals

The goals set under the annual non-equity incentive plan for Mr. Cittadini and Mr. Gaudreau for the 2009 fiscal year were tied to pre-set levels of total revenues, non-GAAP earnings per share and open source driven revenue. The specific goals at threshold, target and above target levels were as follows:

		Goals
Goal	Threshold	Target	Max Above-Target

Total revenue	$97,870,000	$122,338,000	$122,338,000
Non-GAAP earnings per share	$0.28	$0.35	$0.35
Open source driven revenue	$16,000,000	$20,000,000	$20,000,000

The goals set under the annual non-equity incentive plan for Mr. Skomra for the 2009 fiscal year were tied to pre-set levels of annual maintenance renewal bookings excluding compliance and annual compliance license and back maintenance bookings as described above in footnote (2) as set forth in the following table:

		Goals
Goal	Threshold	Target	Above-Target

Annual maintenance renewal bookings excluding compliance	$0	$71,000,000	note (2) above
Annual compliance license and back maintenance bookings	$0	$15,000,000	note (2) above

The goals set under the quarterly non-equity incentive plan for Mr. Coggins for the 2009 fiscal year were: (1) consolidated non-GAAP operating income: $5,682,000; $7,239,000; $8,045,000; $8,895,000; (2) consolidated quarterly BIRT bookings: $4,250,000; $5,250,000; $6,250,000; $7,250,000; (3) BIRT Performance Scorecard: $1,100;000; $1,400,000, $1,600,000; $1,900,000; (4) BIRT Spreadsheet: $1,100,000; $1,400,000; $1,600,000; $1,900,000. Mr. Akiha had the same goals as Mr. Coggins plus additional quarterly goals for Operational Performance Management (OPM) which were: $3,300,000; $4,100,000; $4,900,000; $5,700,000. Mr. Coggins and Mr. Akiha were each eligible to receive a supplemental bonus equal to 0.2% of their base salary for each $60,000 the Company exceeded 100% of the worldwide annual goal for non-GAAP operating income, which for fiscal year 2009 was $29,861,000.

Actual 2009 Non-Equity Incentive Awards

The actual incentive awards paid to each executive officer for the 2009 fiscal year reflect the level at which these pre-set, objective, quantitative goals were attained. Unless otherwise indicated, for performance that fell between designated levels, the incentive award amount for that goal was interpolated on a linear basis.

2010 Incentive Awards

In March 2010, after consulting with Compensia, the Compensation Committee approved the 2010 non-equity incentive plan targets for Mr. Cittadini and Mr. Gaudreau. The goals set for the 2010 fiscal year under the non-equity incentive plan for Mr. Cittadini and Mr. Gaudreau were tied to pre-set levels of total revenue and operating income. The Compensation Committee chose these goals to encourage Mr. Cittadini and Mr. Gaudreau to continue to focus on growing the total revenue of the Company as well as profitability.

For 2010, Mr. Cittadini’s and Mr. Gaudreau’s incentive awards are set at a target level tied to a specified percentage of their base salary. The actual amount of the incentive award is dependent upon the level at which the performance objectives for the fiscal year are actually attained The Compensation Committee has the ability to review and modify the plan numbers after six months of actual results and may also grant a special bonus if the Company exceeds certain target levels.

For 2010, the target incentive awards for Mr. Cittadini and Mr. Gaudreau were set as the following percentages of base salary:

	Percent of Base Salary
Name	Threshold	Target	Max Above-Target

Peter I. Cittadini	22.5%	100%	200%
Daniel A. Gaudreau	17.25%	69%	138%

Long-Term Equity Incentive Awards  Actuate traditionally has structured its long-term incentive program for executive officers in the form of stock option grants, primarily under the 1998 Plan. Actuate’s long-term equity compensation is designed to strengthen the mutuality of interests between Actuate’s executive officers and its stockholders by giving executive officers a significant stake in the future performance of Actuate’s stock. Option grants provide a return only if an executive officer remains employed by Actuate and then only if the market price of Actuate’s Common Stock appreciates over the option term.

Generally, to immediately align an executive officer with the interests of Actuate’s stockholders, a significant option grant is made in the year that an executive officer commences employment. Thereafter, option grants may be made at varying times and in varying amounts to reward an executive officer for past performance, to provide a continuing incentive for future performance and to further align executive officer and stockholder interests. The guidelines for equity grants are structured in consideration of peer group practice with respect to the economic value (Black-Scholes/binomial value) of the equity compensation provided, the number of shares granted each year as a percent of total common shares outstanding, and actual number of shares granted. These different guidelines are taken into consideration due to the inherent limitations of any one methodology. Actuate tends to give the most weight to the number of shares granted each year as a percent of total common shares outstanding. Actuate recognizes that a common practice is to determine equity guidelines solely based on the economic value of the award at the time of grant. However, the number of shares that would be required to deliver a market competitive equity incentive grant based on this methodology would be extremely high, due to Actuate’s current stock price, and would result in a total annual equity grant level that the Company does not believe is in the best interests of stockholders. The third guideline, the actual number of shares granted, is given little weight because it does not account for the total number of outstanding shares and does not facilitate a comparison of annual grant levels from year to year as a percentage of the outstanding shares.

The Compensation Committee determines the actual number of shares to be subject to each option grant. Generally, the size of each grant is set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with Actuate, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period and the number and value of vested and unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion.

Each option grant allows the executive officer to acquire shares of Actuate’s Common Stock at a fixed price per share (the closing selling price on the grant date) over a specified period of time. Options typically vest in installments over a four-year period, contingent upon the executive officer’s continued employment with Actuate.

The vesting schedule and the number of option shares granted are established to ensure a meaningful incentive in each year following the year of grant until all shares are vested.

In January 2009, the Company granted stock options to Mr. Cittadini (250,000 shares), Mr. Gaudreau (175,000 shares), Mr. Coggins (90,000 shares) and Mr. Akiha (90,000 shares). In February 2009, the Company granted stock options to Mr. Cittadini (400,000 shares) and Mr. Gaudreau (40,000 shares). The February 2009 options granted to Messrs. Cittadini and Mr. Gaudreau were awarded in replacement of approximately 80% of options that were previously granted to them but that expired unexercised in December 2008. The Compensation Committee believes that the February 2009 grants are appropriate “refresher” awards because Messrs. Cittadini and Gaudreau were precluded by the Company’s insider trading policies from selling any shares for most of 2008 and thus were unable to exercise their outstanding options through a same-day exercise and sale procedure prior to their expiration. The options that expired in 2008 covered 560,000 shares and 53,667 shares of the Company’s Common Stock for Mr. Cittadini and Mr. Gaudreau, respectively and were in the money at various times during 2008. Because the refresher options issued in replacement cover fewer shares than the option grants that they replace, these refresher grants did not result in any new or additional dilution. In addition, the refresher grants have a five year term, resulting in a lower expense for the awards under FASB ASC Topic 718 than if the awards had the ten year term typically awarded by the Company. Finally, the new grants serve as a important retention vehicle for Messrs. Cittadini and Gaudreau because the grants have a four-year vesting schedule measured from the February 2009 grant date and will only have value if Messrs. Cittadini and Gaudreau remain in the Company’s employ during the new vesting period, and then only if the market price of the Company’s Common Stock appreciates over the February 2009 fair market value of the Common Stock that serves as the exercise price of those options.

In January 2010, the Compensation Committee began to award restricted stock units (“RSUs”) as part of our long-term incentive program for executive officers. We believe that RSUs are a valuable addition to our long-term incentive program for several reasons, including ongoing concerns over the dilutive effect of option grants on our outstanding shares, our desire to have a more direct correlation between the compensation expense we must take for financial accounting purposes and the actual value delivered to our executive officers, and the fact that the incentive effects of RSUs are less subject to market volatility than stock options. Each RSU entitles the recipient to one share of our Common Stock at a designated issue date following the vesting of that unit, without the payment of an exercise price or other consideration. Unless the named executive officer elects to defer the issuance of the shares of Common Stock until the named executive officer’s separation from service from the Company, the shares of Common Stock will be issued as the units vest. The restricted stock units granted to the executive officers will vest in four successive equal annual installments with the first installment to vest on February 26, 2011 and the remaining installments to vest on the second, third and fourth anniversaries of the January 26, 2010 award date, provided the recipient remains in the Company’s continuous service through each such date. The restricted stock units will vest in full on an accelerated basis upon the termination of the named executive officer’s employment under certain prescribed circumstances within 12 months following certain changes in ownership or control of the Company or during the period commencing with the Company’s execution of a definitive agreement to effect a change in control and ending on the earlier to occur of (i) the closing of the change in control transaction or (ii) the termination of such definitive agreement. The number of RSU’s awarded to the executive officers in January 2010 was as follows: Mr. Cittadini (75,000 shares), Mr. Gaudreau (50,000 shares), Mr. Skomra (18,750 shares), Mr. Coggins (6,750 shares) and Mr. Akiha (6,750 shares)

In January 2010, the Compensation Committee also approved stock option awards to the executive officers covering the following number of shares: Mr. Cittadini (150,000 shares), Mr. Gaudreau (100,000 shares), Mr. Skomra (212,500 shares), Mr. Coggins (76,500 shares) and Mr. Akiha (76,500 shares). Each awarded stock option has an exercise price per share of $4.80, the closing selling price per share on the grant date and a maximum term of ten years measured from the grant date, subject to earlier termination upon the individual’s cessation of service with the Company. The stock options granted to the executive officers will vest and become exercisable in four successive equal annual installments measured from the grant date, provided the recipient remains in the Company’s continuous service through each such date, subject to accelerated vesting as described in their change of control agreements, summarized in this proxy statement under the heading “Termination of Employment and Change in Control Arrangements”.

The Compensation Committee believes that the new long-term incentive program involving a combination of RSUs and stock options will provide our executive officers with a competitive and more balanced equity compensation package, while at the same time reducing the total number of shares of our Common Stock issuable under those stock-based awards.

Additional information regarding equity awards is set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table contained in this proxy statement.

Severance Agreements  Actuate has entered into a change of control severance benefit agreement (the “Severance Agreements”) with each of the following executive officers named in the Summary Compensation Table: Messrs. Cittadini, Gaudreau, Skomra, Coggins and Akiha. A summary of the material terms of the new severance agreements, together with a quantification of the benefits available under the agreements, may be found in the section of the proxy statement entitled “Executive Compensation and Related Information — Termination of Employment and Change in Control Arrangements.” The severance agreements are intended to keep executive management neutral and aligned with the stockholders’ best interests when considering an acquisition of Actuate and also to provide a stable transition period following such an acquisition by imposing a double trigger on the benefits provided under such agreements. The severance benefits will only be payable if the executive’s employment terminates under certain specified circumstances in connection with a change in control of the company and will not be payable to an executive who leaves Actuate’s employ without good reason. Accordingly, the severance agreements provide protection against an involuntary termination or constructive termination following a change in control and will allow the executives to focus their attention on acquisition proposals that are in the best interests of the stockholders, without undue concern as to their own financial situation. For such reasons, we believe the terms of the severance agreements properly motivate the executive management team to evaluate potential change in control transactions in accord with Actuate’s stockholders’ best interests. We also believe, based on advice from Compensia, that the terms of the severance agreements are within the range of best practices for Actuate’s size and stage of development.

In connection with his promotion to Senior Vice President, Worldwide Operations in January 2010, Actuate entered into a Severance Agreement with Mr. Skomra for the same reasons it entered into Severance Agreements with its other executive officers.

Equity Award Policies  There is no established practice of timing equity grants in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. Equity Awards to Section 16 officers are made only at duly convened meetings of the Compensation Committee or Board of Directors. Performance awards for existing executive officers and employees are typically made in connection with the annual review process which occurs in January each year. Options relating to these performance awards are then granted in the January meeting of the Compensation Committee or Board of Directors. The date for the January meeting of the Compensation Committee is normally set more than one year prior to that meeting. Equity awards for newly hired executives are typically made at the next scheduled Board of Directors or Compensation Committee meeting following the executive’s hire date. It is our intent that all stock option grants have an exercise price per share equal to the closing selling price per share on the grant date.

Actuate does not have a policy to require executive officers to hold options or other equity for any period of time.

Tax Limitation  Under federal tax laws, a publicly-held company such as Actuate is not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not performance based. To qualify for an exemption from the $1.0 million deduction limitation, the stockholders approved a limitation under Actuate’s 1998 Plan on the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. As a result of that limitation, the compensation deemed paid to an executive officer in connection with the exercise of outstanding options under the 1998 Plan with an exercise price equal to the fair market value of the option shares on the grant date should in most instances qualify as performance-based compensation that will not be subject to the $1.0 million limitation. Non-performance based compensation paid to Actuate’s covered executive officers for 2009 did not exceed the $1.0 million limit per officer.

However, because the Company has begun to include service-vesting RSUs as a component of equity compensation, it is possible that the non-performance-based compensation payable to the Company’s executive officers will exceed the $1.0 million limit in one or more future years.

The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive award programs tied to the company’s financial performance or equity incentive grants tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the executive officers essential to the company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Conclusion

Actuate believes the total compensation packages for its executive officers are reasonable and appropriate considering Actuate’s size and stage of development, the competitive environment in which it operates, achievement of its annual goals and its overall performance.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Corporation and its subsidiaries for the years ended December 31, 2007, December 31, 2008 and December 31, 2009 by the Corporation’s CEO, SVP OPS/CFO and each of the Corporation’s three other most highly compensated executive officers whose total compensation for the 2009 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of that year. These individuals are referred to herein as the “Named Executive Officers.” No executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2009 fiscal year have been excluded by reason of their termination of employment or change in executive status during that year. The Corporation does not sponsor a pension plan or a non-qualified deferred compensation plan and has not granted stock or stock-based awards other than stock options to its executive officers.

				Non-Equity
			Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Peter I. Cittadini,	2009	450,000	1,152,740	479,579	41,300	2,123,619
Chief Executive Officer and	2008	450,000	1,141,295	196,820	41,300	1,829,415
President	2007	430,000	1,046,204	633,050	41,300	2,150,554
Daniel A. Gaudreau,	2009	315,000	398,984	326,986	44,975	1,085,944
Senior Vice President	2008	315,000	760,863	134,195	44,750	1,254,808
Operations and Chief Financial Officer	2007	300,000	697,469	443,135	44,675	1,485,279
Bernard M. Skomra,	2009	212,500	189,140	131,250	—	532,890
SVP Worldwide Operations(5)	2008	212,500	—	61,247	—	273,747
	2007	8,854	681,045	—	—	689,899
Mark A. Coggins,	2009	235,000	170,226	51,528	44,495	501,249
SVP Engineering	2008	235,000	380,432	46,354	44,270	706,056
	2007	230,000	348,735	51,600	44,195	674,529
N. Nobby Akiha,	2009	230,000	170,226	54,619	44,975	499,820
SVP Marketing	2008	230,000	285,324	45,368	44,750	605,441
	2007	225,000	348,735	50,478	44,675	668,887

(1)	Includes amounts deferred at the executive officer’s election under the Actuate Corporation 401(k) Retirement Savings Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	The amounts in column (d) reflect the aggregate grant-date fair value of the stock options awarded to the named executive for the applicable year, calculated in accordance with FASB ASC Topic 718, and does not take into account any estimated forfeitures. Assumptions used in the calculation of the grant date fair value of each option are included in Note 9 of the Notes to Consolidated Financial Statements in our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2010.

(3)	The amounts in column (e) reflect the cash awards earned by the named executive under the Corporation’s non-equity incentive plan which is described in detail under the heading “Non Equity Incentive Plan Award” herein.

(4)	The amounts in column (f) reflect the summary cash value of certain payments and perquisites received by the named executive as described in the table below, Itemization of All Other Compensation

(5)	Mr. Skomra’s employment with Actuate Corporation began December 17, 2007.

Itemization of All Other Compensation

The following table provides an itemization of all other compensation (column f of the Summary Compensation Table above) earned for services rendered in all capacities to the Corporation and its subsidiaries for the year ended December 31, 2009 by the Corporation’s Named Executive Officers.

			Tax and	Health	Umbrella
	Car	Un-reimbursed	Estate	Insurance	Insurance	401k
	Allowance	Medical Expenses	Planning	Premiums	Coverage	Match	Severance	Total
Name	($)	($)	($)	($)	($)	($)	Payments	($)

Peter I. Cittadini	18,000	10,000	10,000	1,800	1,500	—	—	41,300
Daniel A. Gaudreau	18,000	10,000	10,000	1,800	1,500	3,675	—	44,975
Bernard M. Skomra	—	—	—	—	—	—	—	—
Mark A. Coggins	18,000	10,000	10,000	1,320	1,500	3,675	—	44,495
N. Nobby Akiha	18,000	10,000	10,000	1,800	1,500	3,675	—	44,975

Grants of Plan-Based Awards

The following table provides summary information concerning each grant of an award made to a Named Executive Officer in 2009 under a compensation plan.

					All Other
					Option Awards
					Number of	Exercise
		Estimated Future Payouts Under Non-			Securities	Base Price	Grant Date
		Equity Incentive Plan Awards			Underlying	Option	Fair
		Threshold	Target	Maximum(1)	Options	Awards	Value
Name	Grant Date	($)	($)	($)	(#)(3)	($/Sh)	($)

Peter I. Cittadini	02/01/09	165,000	330,000	660,000
	02/01/09				250,000	3.56	472,850
	02/09/09				400,000	3.89	679,891
Daniel A. Gaudreau	02/01/09	112,500	225,000	450,000
	02/01/09				175,000	3.56	330,995
	02/09/09				40,000	3.89	67,989
Bernard M. Skomra	02/01/09	75,000	150,000	150,000
	02/01/09				100,000	3.56	189,140
Mark A. Coggins	02/01/09	79,900	94,000	(2)
	02/01/09				90,000	3.56	170,226
N. Nobby Akiha	02/01/09	78,200	92,000	(2)
	02/01/09				90,000	3.56	170,226

(1)	Reflects the potential payouts under the Corporation’s non-equity incentive plan based on the Corporation’s performance for the 2009 fiscal year. For further information concerning the performance goals applicable to these awards and the methodology for determining the actual amount of such awards, see the “Compensation Discussion and Analysis” section above. The actual amounts earned under such plan for the 2009 fiscal year are disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

(2)	Mr. Coggins and Mr. Akiha were to receive a supplemental bonus equal to 0.2% of their base salary for each $60,000 the Company exceeded 100% the consolidated 2009 non-GAAP operating income goal of $29,861,000.

(3)	Each reported option will vest in accordance with the following schedule: 25% of the option shares will vest on the one year anniversary of the option grant date and the remaining option shares will vest in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Corporation through each applicable vesting date. Each option will vest in full on an accelerated basis upon certain changes in control or upon the optionee’s termination of employment under certain circumstances in connection with such change in control, as described in more detail under the heading “Termination of Employment and Change in Control Agreements” herein.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each of Actuate’s executive officers as of December 31, 2009. As of December 31, 2009, none of the executive officers held unvested stock or stock-based awards other than the unexercisable stock options reported below.(1)

		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised
	Options	Options	Option	Option
	(#)	(#)	Exercise Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Peter I. Cittadini	53,000	0	$3.75	10/29/11(2)
	0	400,000	$3.89	02/09/14(2)
	0	250,000	$3.56	02/01/19(2)
	143,750	156,250	$6.10	01/29/18(2)
	218,750	81,250	$5.11	01/24/17(2)
	220,313	4,687	$3.59	01/24/16(2)
	300,000	0	$2.48	01/28/15(2)
	400,000	0	$2.99	04/02/14(2)
	39,559	0	$1.49	03/03/13(5)
	1,000,000	0	$1.49	03/03/13(3)
	300,000	0	$1.49	03/03/13(2)
	600,000	0	$1.49	03/03/13(2)
	79,118	0	$1.49	03/03/13(4)
Daniel A. Gaudreau	145,833	54,167	$5.11	01/24/17(2)
	146,875	3,125	$3.59	01/24/16(2)
	250,000	0	$2.99	04/02/14(2)
	20,078	0	$1.49	03/03/13(5)
	300,000	0	$3.75	10/29/11(2)
	0	40,000	$3.89	02/09/14(2)
	0	175,000	$3.56	02/01/19(2)
	95,833	104,167	$6.10	01/29/18(2)
Bernard M. Skomra	56,250	93,750	$6.93	12/17/17(2)
	0	100,000	$3.56	02/01/19(2)
Mark A. Coggins	0	90,000	$3.56	02/01/19(2)
	47,917	52,083	$6.10	01/29/18(2)
	72,917	27,083	$5.11	01/24/17(2)
	73,438	1,562	$3.59	01/24/16(2)
	31,250	0	$2.48	01/28/15(2)
	218,750	0	$3.56	10/08/13(2)
N. Nobby Akiha	300,000	0	$1.49	03/03/13(2)
	100,000	0	$2.48	01/28/15(2)
	48,958	1,042	$3.59	01/24/16(2)
	72,917	27,083	$5.11	01/24/17(2)
	35,938	39,062	$6.10	01/29/18(2)
	0	90,000	$3.56	02/01/19(2)

(1)	Each option will vest in full on an accelerated basis upon certain changes in control or upon the optionee’s termination of employment under certain circumstances in connection with such change in control, as described in more detail under the heading “Termination of Employment and Change in Control Agreements” herein.

(2)	Each of these reported options vests in accordance with the following schedule: twenty-five percent of the option shares vest on the one year anniversary of the option grant date and the remaining option shares vest in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Corporation through each applicable vesting date. The options held by the executive officers that vest in accordance with this schedule are as follows:

			Number of Shares
	Option	Total Number of	Exercised Before
Name	Grant Date	Shares Granted	January 1, 2010

Peter I. Cittadini	10/29/01	500,000	447,000
	03/03/03	600,000	0
	03/03/03	300,000	0
	04/02/04	400,000	0
	01/28/05	300,000	0
	01/24/06	225,000	0
	01/24/07	300,000	0
	01/29/08	300,000	0
	2/1/2009	250,000	0
	2/9/2009	400,000	0
Daniel A. Gaudreau	10/29/01	300,000	0
	03/03/03	160,000	0
	03/03/03	200,000	0
	04/02/04	250,000	0
	01/28/05	200,000	0
	01/24/06	150,000	0
	01/24/07	200,000	0
	01/29/08	200,000	0
	2/1/2009	175,000	0
	2/9/2009	40,000	0
Bernard M. Skomra	12/17/07	150,000	0
	02/01/09	100,000	0
Mark A. Coggins	10/08/03	400,000	181,250
	01/28/05	100,000	68,750
	01/24/06	75,000	0
	01/24/07	100,000	0
	01/29/08	100,000	0
	2/1/2009	90,000	0
N. Nobby Akiha	10/29/01	100,000	0
	03/03/03	37,976	0
	03/03/03	312,024	12,024
	01/28/05	100,000	0
	01/24/06	50,000	0
	01/24/07	100,000	0
	01/29/08	75,000	0
	2/1/2009	90,000	0

(3)	The reported option vested in accordance with the following schedule: thirty-three percent of the option shares vested on the one year anniversary of the option grant date and the remaining option shares vested in twenty-four equal monthly installments over the twenty-four month period measured from the first anniversary of the option grant date, provided the optionee continued to provide services to the Corporation through each applicable vesting date. The option that vested in accordance with this schedule is as follows:

			Number of Shares
	Option	Total Number of	Exercised Before
Name	Grant Date	Shares Granted	January 1, 2010

Peter I. Cittadini	03/03/03	1,000,000	0

(4)	Each of these reported options vested in accordance with the following schedule: one hundred percent of the option shares vested on the one year anniversary of the option grant date, provided the optionee continued to provide services to the Corporation through such date. The options held by the executive officers that vested in accordance with this schedule are as follows:

			Number of Shares
	Option	Total Number of	Exercised Before
Name	Grant Date	Shares Granted	January 1, 2010

Peter I. Cittadini	03/03/03	79,118	0
Daniel A. Gaudreau	03/03/03	40,156	0

(5)	Each of these reported options vested in accordance with the following schedule: one hundred percent of the option shares vested on the six-month anniversary of the option grant date, provided the optionee continued to provide services to the Corporation through such date. The options held by the executive officers that vested in accordance with this schedule are as follows:

			Number of Shares
	Option	Total Number of	Exercised Before
Name	Grant Date	Shares Granted	January 1, 2010

Peter I. Cittadini	03/03/03	39,559	0
Daniel A. Gaudreau	03/03/03	20,078	0

Option Exercises and Stock Vested

The following Named Executive Officers exercised stock options in 2009:

	Number of Shares	Value Realized
	Acquired on	on Exercise
Name	Exercise (#)	($)

Peter I. Cittadini	447,000	840,468
Daniel A. Gaudreau	600,156	1,580,830
N. Nobby Akiha	150,000	240,500

(1)	Value realized is determined by multiplying (i) the amount by which the market price of the Common Stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

No restricted stock or restricted stock unit awards were granted or vested during 2009 and no officers held restricted stock awards or restricted stock unit awards in 2009. No stock appreciation rights were exercised by the executive officers during the 2009 fiscal year, and none of those executive officers held any stock appreciation rights in 2009.

Pension Benefits

Actuate does not sponsor a tax-qualified defined benefit retirement plan or a supplemental executive retirement plan.

Nonqualified Deferred Compensation

Actuate does not sponsor a nonqualified deferred compensation plan.

Termination of Employment and Change in Control Agreements

Summary

Upon a Change in Control, each outstanding award under the 1998 Plan will vest and become immediately exercisable as to all the shares subject to such award if that award is not assumed by the surviving corporation or its parent or otherwise replaced with a substitute award with substantially the same terms or preserving the economic value of that award. In the event of an involuntary termination of the optionee’s employment within 12 months following a Change in Control in which the award is assumed or replaced, the vesting of each award held by such individual will accelerate in full.

Under the 1998 Plan a Change in Control is defined as (i) a merger or consolidation after which Actuate’s then current stockholders own less than 50% of the surviving corporation, (ii) a sale of all or substantially all of the assets of Actuate, (ii) a proxy contest that results in replacement of more than one-third of the directors over a 24-month period or (iv) an acquisition of 50% or more of Actuate’s outstanding stock by a person other than a trustee of any of Actuate’s employee benefit plans or a corporation owned by the stockholders of Actuate in substantially the same proportions as their stock ownership in Actuate.

As of December 31, 2009, Actuate had entered into change of control severance benefit agreements (the “Severance Agreements”) with each of the following executive officers: Messrs. Cittadini, Gaudreau, Coggins and Akiha. In February 2010, Actuate entered into a Severance Agreement with Mr. Skomra. Pursuant to the terms of the Severance Agreements in the event the executive officer’s employment with Actuate terminates pursuant to an involuntary termination, or his resignation for good reason, within 12 months following a change in control of Actuate, or should such executive officer’s employment be terminated by Actuate for any reason other than for cause during the period commencing with Actuate’s execution of a definitive agreement to effect a change in control of Actuate and ending on the earliest to occur of (i) the closing of the change in control contemplated by such definitive agreement or (ii) the termination of such definitive agreement without the consummation of the contemplated change in control (the “Pre-Closing Period”), then the executive officer’s will become entitled to receive the following change in control severance benefits, provided the executive officer executes a general release of all claims against Actuate: (i) each outstanding option held by the executive officer will become fully vested and exercisable, (ii) a lump-sum cash severance payment in an amount equal to 1.5 times (1 times for Mr. Akiha, Mr. Coggins and .5 times for Mr. Skomra) the sum of (a) the executive’s annual rate of base salary and (b) the executive’s average bonus (measured over the 3 years prior to the year of termination), and (iii) continued health care coverage at Actuate’s expense for a period of up to 18 months (up to 12 months for Mr. Akiha, Mr. Coggins and up to 6 months for Mr. Skomra). However, the executive’s right to the lump-sum cash severance payment will be dependent upon the consummation of an actual change in control and the continued health case coverage at Actuate’s expense shall cease in the event the change in control is not consummated. Any severance benefits which are treated as parachute payments under Section 280G of the Internal Revenue Code will be subject to reduction, to the extent such reduction would provide the executive officer with the greatest after-tax amount of benefits after taking into account any excise tax to which he or she might be subject under Section 4999 of the Internal Revenue Code.

Quantification of Benefits

The charts below indicate the potential payments each of our executive officers would receive under their Severance Agreements based upon the following assumptions:

(i) the executive’s employment terminated on December 31, 2009 under circumstances entitling the executive to severance benefits under the executive’s Severance Agreement,

(ii) as to any benefits tied to the executive’s rate of base salary, the rate of base salary is assumed to be the executive’s rate of base salary as of December 31, 2009, and (iii) the change in control is assumed to have occurred on December 31, 2009 and the change in control consideration paid per share of outstanding Common Stock is assumed to be equal to the closing selling price of our Common Stock on December 31, 2009, which was $4.28 per share.

Because the amounts reported below are based on hypothetical circumstances, the amounts payable upon an actual change in control could differ, perhaps materially, from those reported herein.

Change in Control Severance Benefits (1)

	Cash	Value of Health	Value of Unvested
	Severance	Coverage	Options	Combined
Executive Officer	($)(2)	($)	($)(3)	Total Value

Peter I. Cittadini	1,329,725	23,506	339,234	1,692,465
Daniel A. Gaudreau	924,658	23,506	143,756	1,091,920
Mark A. Coggins	284,828	11,098	65,878	361,803
N. Nobby Akiha	280,155	15,671	65,519	361,345
Bernard M. Skomra(4)	—	—	—	—

(1)	Any benefits payable under the Severance Agreement which are treated as parachute payments under Section 280G of the Internal Revenue Code will be subject to reduction, to the extent such reduction would provide the executive officer with the greatest after-tax amount of benefits after taking into account any excise tax to which he or she might be subject under Section 4999 of the Internal Revenue Code.

(2)	As of December 31, 2009, the three year average bonus, upon which a portion of the cash severance amount is calculated, for each executive officer was as follows: Mr. Cittadini, $436,483; Mr. Gaudreau, $301,439; Mr. Coggins, $49,828, Mr. Akiha, $50,155. As Mr. Skomra did not have a severance agreement in place until February 2010 he would not have received any severance as of December 31, 2009.

(3)	Represents the intrinsic value of each stock option which vests on an accelerated basis in connection with the change in control or termination of employment and is calculated by multiplying (i) the aggregate number of equity awards which vest on such an accelerated basis by (ii) the amount by which the $4.28 closing selling price of our Common Stock on December 31, 2009 exceeds any exercise price payable per vested share.

(4)	Mr. Skomra entered into a Change in Control Agreement in February 2010 at the time he was promoted to Senior Vice President, Worldwide Operations.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Actuate’s Articles of Incorporation (as amended and restated) provide that Actuate shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Actuate has entered into indemnification agreements with certain of its officers and directors containing provisions that may require Actuate, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Actuate also maintains insurance policies covering officers and directors under which the insurers agree to pay, subject to certain exclusions, for any claim made against the officers and directors of Actuate for a wrongful act that they may become legally obligated to pay for or for which Actuate is required to indemnify the officers or directors.

The Audit Committee reviews and approves related party transactions as such term is defined under Item 404(a) of Regulation S-K pursuant to our Audit Committee charter.

For a director to be considered independent, the Board of Directors must determine that the director does not have any direct or indirect material relationship with Actuate. The Board of Directors considers all relevant facts and circumstances in making an independence determination. The independent directors are named above under Proposal 1: “Election of Directors.” In the course of the Board of Directors’ determination regarding the independence of each non-employee director, it considered any and all transactions, relationships and arrangements a director may have with the Corporation. All members of the Audit, Compensation, and Corporate Governance/Nominating Committees must be independent directors. Members of the Audit Committee must satisfy a Securities and Exchange Commission (“SEC”) independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Actuate or any of its subsidiaries other than their directors’ compensation.

The Board of Directors has determined that, except as noted below, all members of the Board of Directors are “independent directors” within the meaning of the applicable listing standards of Nasdaq. Messrs. Cittadini and Nierenberg are not considered independent because they are executive officers of Actuate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of Actuate and persons who hold more than 10% of Actuate’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of Actuate’s Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that Actuate received from such persons during 2009 for their transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for 2009, Actuate believes that all reporting requirements under Section 16(a), for such fiscal year were met in a timely manner by its executive officers, directors and greater than 10% stockholders, except for Mr. Skomra. Mr. Skomra became an executive officer of Actuate on January 26, 2010 and should have filed a Form 3 within 10 days of becoming an executive officer, however his Form 3 was not filed until March 1, 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Messrs. Beitzel, Marshall and Whiteman. None of these individuals was at any time during 2009, or at any other time, an officer or employee of Actuate. No executive officer of Actuate serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Actuate’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

Based on its review and discussion of the Compensation Discussion and Analysis with Actuate’s management and, based on that review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in Actuate’s Proxy Statement and 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2010.

COMPENSATION COMMITTEE

Kenneth E. Marshall, Chairman
George B. Beitzel
Steven D. Whiteman

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Actuate’s audited financial statements for the fiscal year ended December 31, 2009.

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of Actuate’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full duties and responsibilities of the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated audited financial statements with management and KPMG LLP, Actuate’s Independent Registered Public Accounting Firm. Actuate management is responsible for financial reporting processes, the preparation of financial statements in accordance with generally accepted accounting principles and a system of internal controls and processes designed to help ensure compliance with applicable accounting standards. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

During 2009, the Audit Committee held 4 meetings. The meetings were conducted to permit open communication among the members of the Audit Committee, KPMG LLP and Actuate management. Among other things, the Audit Committee discussed with KPMG LLP the plans and scope of their audit. The Audit Committee met with KPMG LLP with and without management present to discuss the results of their work and their opinions and recommendations with respect to Actuate’s internal controls and processes. The Audit Committee has also reviewed and approved the fees paid to KPMG LLP for audit and non-audit services.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61 Communication with Audit Committees , as amended as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also reviewed the written disclosures and a letter from KPMG LLP required by Independence Standards Board Standard No. 1 which relates to the accountant’s independence from Actuate, and has discussed with KPMG LLP their independence from Actuate.

Based on the review and discussions referred to above, the Audit Committee recommended to Actuate’s Board of Directors that the audited consolidated financial statements be included in Actuate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and filed with the SEC on March 10, 2010.

AUDIT COMMITTEE

Steven D. Whiteman, Chairman
George B. Beitzel
Kenneth E. Marshall

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholder proposals that are intended to be presented at the annual meeting of stockholders to be held in calendar year 2011 must be received by December 17, 2010 in order to be included in the proxy statement and proxy relating to that meeting. All nominations for directors and stockholder proposals are subject to the advance notice provisions of the Company’s Amended and Restated Bylaws which were adopted on January 30, 2009 and filed as an exhibit to a Form 8-K filed by the Company on February 10, 2009. Stockholder proposals should be addressed to Corporate Secretary, Actuate Corporation, 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404.

In addition, the proxy solicited by the Board of Directors for the 2011 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting if Actuate does not receive notice of such proposal prior to February 20, 2011.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Actuate will mail without charge, upon written request, a copy of Actuate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, excluding exhibits. Requests should be sent to Actuate Corporation, 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404, Attn: General Counsel. The Annual Report can also be viewed on our website at www.actuate.com

By Order of the Board of Directors,

Nicolas C. Nierenberg
Chairman of the Board
and Chief Architect

San Mateo, California
April 16, 2010

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 26, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/ACTU • Follow the steps outlined on the secured website.

Vote by telephone
•   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•   Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Peter I. Cittadini	☐	☐	02 - Kenneth E. Marshall	☐	☐	03 - Nicolas C. Nierenberg	☐	☐

	04 - Arthur C. Patterson	☐	☐	05 - Steven D. Whiteman	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.	☐	☐	☐	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Actuate Corporation

2207 Bridgepointe Parkway, Suite 500
San Mateo, CA 94404
This Proxy is Solicited on Behalf of the Board of Directors of Actuate Corporation
for the Annual Meeting of Stockholders to be held May 26, 2010
The undersigned holder of Common Stock, par value $0.001, of Actuate Corporation (the “Company”) hereby appoints Peter I. Cittadini and Daniel A. Gaudreau, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy, all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 26, 2010 at 9:00 a.m., local time, at the Company’s principal executive offices located at 2207 Bridgepointe Parkway, Suite 500, San Mateo, CA 94404, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.
This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)